Exhibit 10.1

AGREEMENT REGARDING PARACHUTE PAYMENTS

THIS AGREEMENT REGARDING PARACHUTE PAYMENTS (this “Agreement”), dated as of [date], 2026 (the “Effective Date”), is made and entered into by and between Apogee Therapeutics, Inc., a Delaware corporation (the “Company”) and [name] (the “Individual” and together with the Company, the “Parties”).

WHEREAS, the Individual is employed by the Company and is a participant in the Apogee Therapeutics, Inc. Executive Severance Policy (the “Executive Severance Policy”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated June 18, 2026 (the “Merger Agreement”), by and among the Company, Andor LLC, a Delaware limited liability company, Andor Merger Co., a Delaware corporation and, solely for the limited purposes set forth therein, AbbVie Inc., a Delaware corporation (“AbbVie”) whereby the Company will be acquired by AbbVie (the “Transaction”); and

WHEREAS, the closing of the Transaction contemplated by the Merger Agreement will result in a change in the ownership or effective control of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, including, without limitation, the execution by the Individual (on or about the date hereof) of that certain Restrictive Covenant Agreement by and between the Individual and the Company (the “RCA”), which RCA the Parties acknowledge is an essential inducement to this Agreement (among other things), the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     280G Indemnification.  Subject to the terms and conditions of this Agreement, if any of the payments or benefits provided or to be provided in connection with the Transaction to the Individual or for the Individual’s benefit pursuant to the terms of the Merger Agreement, the Executive Severance Policy or otherwise constitute excess parachute payments within the meaning of Section 280G of the Code and are subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto, collectively, and together with any interest or penalties with respect to such excise tax, the “Excise Tax”), then the Company shall pay to or on behalf of the Individual (without duplication), no later than the time or times the Excise Tax is required to be withheld by the Company or its applicable affiliate (except as provided in Section 4) an amount equal to the sum of (a) the Excise Tax payable by the Individual, plus (b) the amount necessary to put the Individual in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income taxes, employment taxes and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-Up Payment)) that the Individual would have been in if the Individual had not incurred any tax liability under Section 4999 of the Code (the sum of (a) plus (b), a “Gross-Up Payment”); provided, that, the maximum amount of the Gross-Up Payment hereunder, when combined with the other Gross-Up Payments made pursuant to similar agreements entered into by the Company with those individuals named in Section 5.2(b)(v) of the Company Disclosure Schedule to the Merger Agreement under the heading “280G Gross Up Agreements” shall in no event exceed $12,500,000 (and, if such limit is exceeded, the amount payable hereunder and under such other agreements will be reduced pro-rata among the Individual and the other named individuals based upon each such individual’s respective gross-up entitlement (without giving effect to the reduction) until the $12,500,000 limitation is attained).  Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Individual, all or any portion of the Gross-Up Payment, and the Individual hereby consents to such withholding; provided, that, the Company shall provide the Individual with a calculation of such payment and written notice that such payment is being and has been made.

2.     Determinations.  All determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment (subject to the Gross-Up Payment limit above) and the assumptions to be utilized in arriving at such determination shall be made by the Company, in good faith, in consultation with Golden Parachute Tax Solutions LLC and AbbVie.  The Company shall make available to the Individual as soon as practicable following the date hereof (and then updated if necessary)  a summary of the calculation of the Excise Tax and the Gross-Up Payment as determined under this Section 2.  All fees and expenses of Golden Parachute Tax Solutions LLC shall be borne solely by the Company.  Absent manifest error, all determinations made by the Company in accordance with this Agreement shall be final, binding and conclusive on the Individual, provided that the Individual is given a reasonable opportunity to review the accuracy of the information used in making the determination, and in no event will the Individual take any reporting position that is inconsistent with that of the reasonable reporting position of the Company with respect to the subject matter hereof (it being agreed that the Company will timely inform the Individual in writing of any applicable reporting position).

3.    Continued Employment and Other Requirements.  Notwithstanding anything herein to the contrary, the Company shall not have any obligation to pay any Gross-Up Payment to the Individual, and this Agreement shall be void, if the Individual’s employment with the Company is terminated by the Company for Cause (as defined in the Executive Severance Policy) at any time or if the Individual resigns from his or her employment with the Company prior to the closing of the Transaction, or if the Individual fails to comply in all material respects with this Agreement, including the execution by the Individual of the RCA (and the Company shall provide the Individual with written notice of any failure to comply and not less than 20 days to cure, if curable).  The Company agrees and acknowledges that it has no knowledge of any actions or inaction by the Individual that would be a basis for a Cause termination as of the date of this Agreement.  As a condition to receiving any Gross-Up Payment hereunder, the Individual also agrees to cooperate in good faith with respect to all mitigation actions requested by the Company, including with respect to the valuation of the noncompetition covenants contained in the RCA.  The Individual further acknowledges and agrees that the payments and benefits under this Agreement and the Executive Severance Policy would not be provided but for such noncompetition covenants in the RCA, which the Individual will reaffirm upon termination of employment in a release of claims as contemplated by the Executive Severance Policy.  The Company agrees and acknowledges that it shall provide a copy of any correspondence, including any information document request, that it receives from the Internal Revenue Service (the “IRS”) with respect to the Excise Tax and to confer with the Individual should the IRS assert that the Excise Tax obligation is greater than as determined under this Agreement.

4.    Overpayments; Underpayment.  The Individual agrees that the Company, in its sole discretion, may require repayment by the Individual of any amount erroneously paid in excess of the amounts that should have been paid under the terms of this Agreement.  The Company agrees and acknowledges that it shall pay on behalf of the Individual an additional Gross-Up Payment to the Individual, plus any applicable interest or penalties, as required to reflect the amount that should have been paid under the terms of this Agreement in the event that there is a final determination of an underpayment; provided that, such incremental interest or penalties shall not be subject to the $12.5 million cap in Section 1 above.

5.      Section 409A.  This Agreement is intended to provide payments that are (i) exempt from the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), or (ii) compliant with the provisions of Section 409A, and this Agreement shall be administered, interpreted and construed accordingly.  Notwithstanding any provision of this Agreement to the contrary, in the event that any provision of this Agreement is determined to conflict with the requirements of Section 409A, such provision shall be deemed reformed or shall be modified to comply with Section 409A, and the Company shall modify this Agreement to the extent necessary to comply with Section 409A. For purposes of Section 409A of the Code, in the event the Individual receives the Gross-Up Payment in installments, such installments shall be treated as a series of separate payments and each such installment shall be considered a separate and distinct payment.  The Company makes no representation that the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed by Section 409A for failure to comply with Section 409A.

6.      No Right to Employment or Other Rights.  Nothing in this Agreement shall be construed as giving the Individual the right to be retained in the employment of the Company or any of its affiliates, nor shall it affect the right of the Company or any of its affiliates to terminate the employment of the Individual.  Payments under this Agreement will not be taken into account for purposes of any benefits or compensation provided by the Company or any of its affiliates to the Individual.  In no event shall the Company or any of its affiliates have any liability under this Agreement, other than the obligation to pay the Gross-Up Payment in accordance with the terms of this Agreement.

7.     Assignment; Non-Transferability.  No right of the Individual to any payment under this Agreement shall be subject to assignment, anticipation, alienation, sale, transfer, pledge, encumbrance, attachment, or garnishment by creditors of the Individual or of any beneficiary of the Individual, other than pursuant to the laws of descent and distribution and any amounts otherwise owed to the Individual shall be paid to the Individual’s estate in the event of the Individual’s death.  The terms and conditions of this Agreement shall be binding on the successors and assigns of the Company.

8.     No Impact on Other Compensation.  All payments made under this Agreement are independent of all other compensation and will not be taken into account in the calculation of the Individual’s severance entitlements or for any other compensation or benefits purposes.

9.    Entire Agreement; Amendment; Termination.  This Agreement sets forth the final and entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company or its affiliates and the Individual, or any representative of the Company or its affiliates or the Individual, with respect to the subject matter hereof (other than the RCA).  This Agreement shall not be amended, modified or supplemented in any manner whatsoever except by mutual written agreement of the Parties.  In the event the Merger Agreement is terminated prior to the consummation of the Transaction, this Agreement shall automatically and without further action terminate and be null and void ab initio.

10.   Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with laws of the State of Delaware, without regard to the conflict of laws provisions thereof, and the Parties submit to the non-exclusive jurisdiction of the state and federal courts having subject matter jurisdiction within the State of Delaware.

11.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date written above.

Apogee Therapeutics, Inc.

By:
Name:
Title:

[Countersignature Page Follows]

[Name]

Address:

Email Address: